Exhibit 99.1

Gannett Announces Preliminary Fourth Quarter Financial Results

Strong fourth quarter Revenue and Adjusted EBITDA performance
Approximately 46% year-over-year digital-only circulation pro forma revenue growth
Fourth quarter term loan reduction of approximately $654 million results in $48 million of annual interest savings
Ended the year with approximately $171 million of cash and cash equivalents

MCLEAN, VA — January 19, 2021 — Gannett Co., Inc. (“Gannett”, “we”, “us”, “our”, or the “Company”) (NYSE: GCI) today reported its preliminary financial results for the fourth quarter ended December 31, 2020.

Selected, Preliminary Financial Results

	Preliminary Estimated Results Range(1)
Unaudited; in millions	Fourth Quarter 2020
Revenues	$865	to	$875
Net loss before taxes	(135)	to	(130)
Adjusted EBITDA(2) (non-GAAP)	142	to	147
(1) Figures presented are projected estimates for the fourth quarter of 2020.
(2) Refer to “Use of non-GAAP Information” below for the Company’s definition of Adjusted EBITDA and the reconciliation to the most comparable GAAP measure included herein.

“We are pleased to share that the fourth quarter ended with strong Revenue and Adjusted EBITDA performance,” said Michael Reed, Chairman & Chief Executive Officer. “Revenue improvement was primarily driven by a continued rebound in our advertising trends, both print and digital. We also continued to see strong digital-only circulation pro forma revenue performance with an increase of approximately 46% year-over-year. The revenue improvement as well as continued expense management, led to stronger Adjusted EBITDA, and positions us for continued performance improvement in 2021.”

“We reduced $654 million of our 11.5% term loan during the fourth quarter and an additional $30 million subsequent to year end, which brings our total term loan reduction to $684 million. These actions have allowed us to reduce debt outstanding to $1.545 billion, as of today, which is ahead of the originally outlined levels that we shared in connection with the acquisition of Gannett Media Corp. in 2019. The reduction of the term loan through debt paydown and refinancing of approximately $500 million into convertible notes has reduced our annual interest expense by $48 million. As we head into 2021, we firmly believe that we will be in a position to refinance the remaining term loan, which will further improve our balance sheet.”

The unaudited preliminary financial results and the non-GAAP reconciliation tables represent the most current information available to the Company and are based on calculations or figures prepared internally, which have not been reviewed or audited by the Company’s independent registered public accounting firm. The Company’s actual results may differ materially from these unaudited preliminary financial results and non-GAAP reconciliations due to the completion of its financial closing procedures and reviews.

Balance Sheet & Liquidity

•	As of December 31, 2020, the Company had cash and cash equivalents of approximately $171 million.
•	During the fourth quarter of 2020, the Company reduced approximately $654 million in principal under its term loan.
◦	Total debt outstanding at the end of the fourth quarter of 2020 was approximately $1.575 billion. This is comprised of:
•	$1.075 billion 11.5% term loan;
•	$497.1 million 6% senior secured convertible notes; and
•	$3.3 million of legacy Gannett 4.75% senior secured convertible notes.
◦	Net debt outstanding as of December 31, 2020 was approximately $1.404 billion.
•	Subsequent to December 31, 2020, an additional approximately $30 million of the term loan was repaid from cash on hand, reducing the outstanding term loan balance to $1.045 billion.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to the communities in our network and helping them build relationships with their local businesses. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Its portfolio includes the USA TODAY, local media organizations in 46 states in the U.S. and Guam, and Newsquest, a wholly owned subsidiary with over 140 local media brands operating in the United Kingdom. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc. and runs the largest media-owned events business in the U.S., USA TODAY NETWORK Ventures, formerly GateHouse Live. To connect with us, visit www.gannett.com.

Pro Forma Revenues

Pro forma revenues are based on (i) the sum of GAAP revenues for New Media Investment Group Inc. (“New Media”) and legacy Gannett prior to New Media’s acquisition of legacy Gannett and (ii) GAAP revenues for Gannett for the current period.

Cautionary Statement Regarding Preliminary Estimated Results

The preliminary estimated results for the fourth quarter ended December 31, 2020 are preliminary, unaudited and subject to completion. They reflect management’s current views and may change as a result of our review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. Such preliminary results are subject to the finalization and closing of our accounting books and records (which have yet to be performed), and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP. We caution you that these preliminary results are not guarantees of future performance or outcomes and that actual results may differ materially from those described above. For more information regarding factors that could cause actual results to differ from those described above, please see “Cautionary Statement Regarding Forward-Looking Statements” below.

The preliminary estimated results have been prepared by, and are the responsibility of, our management. Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary estimated financial information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to execute our operational and integration plans, including our ability to refinance amounts outstanding under our term loan, the impact of the COVID-19 pandemic on our business and operations, our expected capital expenditures, our expectations, in terms of both amount and timing, with respect to debt repayment, real estate sales and debt refinancing, future cash flow and revenue trends and our ability to influence trends. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
Ashley Higgins	Stephanie Tackach
Investor Relations	Director, Public Relations
212-479-3160	212-715-5490
investors@gannett.com	stackach@gannett.com

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USE OF NON-GAAP INFORMATION

The Company uses Adjusted EBITDA, a non-GAAP financial performance measure to supplement the financial information presented on a GAAP basis. The Company believes Adjusted EBITDA offers a useful view of the overall operations of our business. This non-GAAP financial measure, which may not be comparable to similarly titled measures reported by other companies, should not be considered in isolation from or as a substitute for the related GAAP measure and should be read together with financial information presented on a GAAP basis.

The Company defines Adjusted EBITDA as Net income (loss) attributable to Gannett before: (1) Income tax expense (benefit), (2) Interest expense, (3) Gains or losses on early extinguishment of debt, (4) Non-operating pension income (expense), (5) Unrealized (gain) loss on derivative, (6) Other Non-operating items, primarily equity income, (7) Depreciation and amortization, (8) Integration and reorganization costs, (9) Asset impairments, (10) Goodwill and intangible impairments, (11) Gains or losses on the sale or disposal of assets, (12) Share-based compensation expense, (13) Acquisition costs, (14) Gains or losses on the sale of investments, and (15) certain other non-recurring charges. The most directly comparable GAAP measure is Net income (loss) attributable to Gannett.

Management’s Use of Adjusted EBITDA

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP financial measure as we have defined it is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term such as depreciation and amortization, taxation, non-cash impairments, and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

We use Adjusted EBITDA as a measure of our day-to-day operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our day-to-day business operating results. We consider the unrealized gain or loss on derivative instruments and the gain or loss on the early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees. Accordingly, we exclude financing related costs such as the early extinguishment of debt because they represent the write-off of deferred financing costs, and we believe these non-cash write-offs are similar to interest expense and amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Additionally, the non-cash gains or losses on derivative contracts, which are related to the conversion feature associated with our approximate $500 million of convertible debt, are financing costs. Such charges are incidental to, but not reflective of, our day-to-day operating performance and it is appropriate to exclude charges related to these financing activities which, depending on the nature of the financing arrangement, would have otherwise been amortized over the period of the related agreement and does not require a current cash settlement. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Limitations of Adjusted EBITDA

Adjusted EBITDA has limitations as an analytical tool. It should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss) include: the cash portion of interest / financing expense, income tax (benefit) provision, and charges related to asset impairments, which may significantly affect our financial results.

A reader of our financial statements may find this item important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA is not an alternative to net income as calculated and presented in accordance with GAAP. Readers of our financial statements should not rely on Adjusted EBITDA as a substitute for any such GAAP financial measure. We strongly urge readers of our financial statements to review the reconciliation of Net income (loss) attributable to Gannett to Adjusted EBITDA. We also strongly urge readers of our financial statements to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure as presented in this report may differ from and may not be comparable to similarly titled measures used by other companies.

NON-GAAP FINANCIAL INFORMATION
ADJUSTED EBITDA
Gannett Co., Inc.
Unaudited, in millions
	Preliminary Estimated Results Range(1)
Table No. 1	Fourth Quarter 2020
	Low End	High End
Net loss before taxes	$(135)	$(130)
Interest expense	55	55
Loss on early extinguishment of debt	42	42
Non-operating pension income	(18)	(18)
Unrealized loss on Convertible notes derivative	74	74
Other non-operating income, net	(2)	(2)
Depreciation and amortization	58	58
Integration and reorganization costs	72	72
Acquisition costs	1	1
Asset impairments	3	3
Net gain on sale or disposal of assets	(11)	(11)
Share-based compensation expense	4	4
Other items	(1)	(1)
Adjusted EBITDA (non-GAAP basis)	$142	$147
(1) Figures presented are projected estimates for the fourth quarter of 2020.